Exhibit 99.2
October 24, 2022

Fellow Calix stockholders:

For the third quarter of 2022, the Calix team executed with excellence as we delivered record quarterly revenue despite the ongoing global supply challenge. Moreover, the power of our All Platform model continued to drive strong demand in the form of robust bookings and the continuation of our transformation. Robust bookings combined with supply chain outperformance led to the strong results in the quarter. We are seeing an acceleration in the number of new and legacy communication service providers and investors that are looking to become Calix platform-based Broadband Service Providers (BSPs) to simplify their businesses, excite their subscribers and grow their value for their members/investors and local community. The transformation of the service provider marketplace from builders of “dumb” pipes to providers of a managed experience is gaining momentum and will likely continue for at least the next decade. Our unique platforms – Intelligent Access Edge, Revenue Edge and Calix Cloud – position us perfectly to help this next generation of BSPs succeed.

Our All Platform strategy enables us to focus our investments for the benefit of our BSP customers and their subscribers. Our relentless quarterly cadence of agile innovation yields continuous advancements, which enable our BSP customers to be recognized as the technology and service leaders by their subscribers in their community. Furthermore, our focused product offerings allow us to continue to outperform in a challenging supply environment. Our supply chain team again performed with excellence as we endeavored to meet subscriber demand for our BSP customers’ service offerings. We are beginning to see early signs of supply chain normalization; however, we believe there are at least four quarters of supply unpredictability ahead. We remain resolute in our focus in this difficult environment.

Our mission is to enable our BSP customers to simplify their business, excite their subscribers and grow their value. We continued to make progress on our mission this quarter with an increasing number of BSP customers leveraging the full capabilities of our platforms to grow their businesses. In addition, our platforms and culture continue to be recognized by the technology industry. Our recent awards include:

•Calix Intelligent Access EDGE awarded 2022 Internet Telephony Product of the Year.
•Calix wins multiple Best Workplace Rankings from Fortune, including Best Workplaces for Millennials.
•Calix culture earned multiple Comparably Awards, including Employee Happiness, Work-Life Balance, Compensation and Benefits.

As a broadband cloud and software platform business, we are confident our financial performance improvement will manifest across four measurable objectives over the long term:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Increased predictability

Examples of our progress made in the quarter were:

•Added 26 new BSP customers in the quarter.
•Cloud customer count continued to increase with total Calix Marketing Cloud customers increasing by 28% compared with the year ago quarter.
•Record quarter for the EXOS platform with revenue up 81% compared with the year ago quarter as both new and existing customers continue to accelerate deployments of the Revenue EDGE solution.
•Record quarter for the AXOS platform with revenue increasing by 118% compared with the year ago quarter driven by the technology upgrade cycle to XGS PON.

Our near-term focus remains on serving the needs of our BSP customers, while our long-term focus remains on identifying strategically aligned service providers, regardless of their type, size or location, that are ready to transform and partners that are ready to integrate with our platforms to speed the success of our BSP customers. Furthermore, we remain committed to aligning our investments to our mission, vision and strategy while maintaining strong discipline over our operating expenses. Over the long term, we believe this focus will drive continued improvement in our financial performance.

Third Quarter 2022 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP[1]
Revenue	$236.3m	$236.3m	$211m – $217m
Gross margin	50.1%	50.7%[2]	49.0% – 51.0%[2]
Operating expenses	$98.6m	$88.2m2	$85.0m – $88.0m2
Net income per diluted common share	$0.19	$0.34[2]	$0.18 – $0.24[2]

[1]	Guidance provided on July 25, 2022
[2]	Non-GAAP excludes items such as stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliations beginning on page 14.

Revenue, 3Q21 - 3Q22
$250M
$200M
$150M
$100M
$50M
$0M
$172M
5%
95%
$176M
6%
94%
$185M
6%
94%
$202M
5%
95%
$236M
4%
96%
3Q21
4Q21
1Q22
2Q22
3Q22
Systems
Services

Demand remained robust throughout the third quarter of 2022, and our supply chain team outperformed expectations despite the continued challenging global environment for component sourcing and supply chain logistics. Total revenue was above the high end of our guidance and increased 37% compared with the year ago quarter. Systems revenue for the third quarter of 2022 increased 38% compared with the year ago quarter with continued strong demand for our All Platform offerings as service providers continue to respond to higher subscriber demand for improved and next-generation services and supply becoming less constrained. Compared with the prior quarter, systems revenue increased 18% as our supply chain team was able to pull forward deliveries, which led to an increase in inventory as well. Services revenue increased 15% compared with the year ago quarter due to the continued ramp of our next generation services. Compared with the prior quarter, services revenue decreased 3%. We continue to align our services business with our All Platform model through the introduction of higher differentiated-value services. With the filing of our Form 10-K in 2023, we will no longer breakout services revenue.
Revenue from small customers was 79% of total revenue in the third quarter of 2022 and down from 86% in the year ago period, but increased 26% in absolute dollars due to higher demand for our All Platform offerings. This helped offset decreased purchases of our legacy systems. Revenue from medium-sized customers was 14% of total revenue in the third quarter of 2022 and up from 8% in the year ago period, and increased 136% in absolute dollars, reflecting significant shipments to a new medium customer and increased investments by many of the existing medium customers. Revenue from large customers was 7% of total revenue in the third quarter of 2022 and up from 6% in the year ago period, and increased 59% in absolute dollars, primarily due to greater shipments to two customers. We continue to focus on finding strategically aligned customers of all types and sizes for our All Platform offerings.

U.S. revenue was 91% of total revenue in the third quarter of 2022 and increased 58% compared with the year ago quarter and increased 17% sequentially. This increase is primarily due to continued sales and marketing investments in the U.S. to address the significant opportunity ahead. International revenue was 9% of total revenue in the third quarter and decreased 43% compared with the year ago quarter primarily due to lower shipments to a European customer and increased sequentially 13% due to increased shipments to a European customer partially offset by lower shipments to the Middle East and Africa.
Remaining performance obligations, or RPOs, result from long-term commitments made by our customers and consist mainly of Calix cloud, extended-warranty, IQ suites and support agreements. These commitments generally have an initial term of three years. At the end of the third quarter, our RPOs were $173.1 million, which is an increase of $68.1 million, or 65%, from the year ago period. The increase reflects the higher adoption of our All Platform offerings by an increasing number of our BSP customers. Compared with the prior quarter, RPOs increased $10.3 million, or 6%, which reflects the inherent lumpiness in the contracting business.
Supply chain challenges continue to impact our GAAP and non-GAAP gross margin. While we achieved another quarter of growth in our All Platform offerings, this positive trend was offset by significantly higher component and logistics costs in the quarter. Specifically, GAAP gross margin decreased 190 basis points year over year to 50.1%, and non-GAAP gross margin decreased 150 basis points to 50.7%. On a GAAP basis, systems gross margin decreased 220 basis points to 51.0% compared with the year ago quarter due to higher component and logistics costs and increased 40 basis points sequentially primarily due to product mix. On a non-GAAP basis, systems gross margin of 51.5% decreased 180 basis points year-over-year due to higher component and logistics costs, which more than offset the benefit from continued growth in our All Platform offerings as a percent of revenue. Sequentially, systems gross margin on a non-GAAP basis increased 50 basis points due mainly to product mix. This represents the first sequential increase in gross margin in six quarters. Compared with the year ago quarter, services gross margin on a GAAP and non-GAAP basis increased 140 and 200 basis points, respectively, primarily due to the continued ramp of services in support of our All Platform offerings. Sequentially, services gross margin on a GAAP basis decreased 20 basis points due to increased stock-based compensation and on a non-GAAP basis increased 20 basis points due to higher revenue and the continued ramp of our next generation services. As stated earlier, with the filing of our Form 10-K in 2023, we will no longer breakout services revenue, and thus we will no longer breakout services gross margin at the same time.

Compared with the year ago quarter, GAAP and non-GAAP operating expenses increased by 38% and 35%, respectively, primarily due to headcount increases in sales and marketing, a higher level of investments in research and development programs and continued investments in our IT systems. These investments are needed to support the current and future demand for our All Platform offering. Sequentially, GAAP and non-GAAP operating expenses increased by 9% primarily due to increased headcount.

Non-GAAP operating expenses were slightly above the high-end of our guidance range primarily due to higher headcount during the quarter and increased incentive compensation given the revenue overperformance. Our investments relative to our non-GAAP target financial model fell short this quarter due to the significant revenue overperformance. Specifically, sales and marketing investments were 18% of revenue, which is at the mid-point of our target financial model range of 17% to 19% versus our desired level of 19%. Research and development investments were 26% of systems gross profit, which is short to our target financial model of 30%. General and administrative investments were 6% of revenue, below our target financial model of 8%. We expect to maintain our operating expense discipline and align our investments with our target financial model to capitalize on this multi-year opportunity.

On a GAAP basis, our net income of $13.4 million for the third quarter of 2022 decreased $164.0 million year-over-year. The unusually high GAAP net income in the third quarter last year was due primarily to the reversal of a substantial portion of the valuation allowance against our deferred tax assets in the year ago period. The release and other charges amounted to $160.2 million and are excluded from our non-GAAP net income. Compared with the prior quarter, our GAAP net income increased by $5.9 million primarily because of higher revenue at slightly elevated gross margin. Our GAAP net income for the third quarter of 2022 included stock-based compensation of $11.0 million and intangible asset amortization of $0.7 million partially offset by the income tax effect of these items of $1.4 million. Compared with the year ago period, our non-GAAP net income for the third quarter of 2022 decreased $0.1 million to a net income of $23.8 million from a net income of $23.9 million primarily due to higher income taxes of $8.4 million as we began providing for income taxes in 2022 as our valuation allowance reversed in the third quarter of 2021 nearly offset by growth in revenue, resulting in increased operating income. Compared with the prior quarter, our non-GAAP net income increased $9.0 million to $23.8 million from $14.8 million. This increase is the result of the revenue overperformance at a slightly higher gross margin and our inability to react within the quarter and invest to our target financial model.

Balance Sheet and Cash Flow
We ended the quarter with record cash and investments of $234.7 million, a sequential increase of $9.8 million. The increase was primarily the result of the proceeds from equity-based employee benefit plans of $7.0 million and positive non-GAAP free cash flow of $3.3 million. We continued to generate positive operating and non-GAAP free cash flow and expect this trend will continue. Due to the challenging supply chain environment, our inventory remains elevated to improve our responsiveness to customer demand. Compared with the year ago quarter, our cash and investments increased by $46.0 million primarily due to positive free cash flow of $21.2 million and proceeds from equity-based employee benefit plans of $28.4 million.
Our team remains focused on operational excellence and customer satisfaction. During the third quarter of 2022, our supply chain team exceeded our expectations despite the continued challenges in component supply and logistics. While port congestion improved, costs remain elevated, lead times remain extended and de-commits, while diminishing, were still a challenge. Despite these headwinds, we saw a pull forward of deliveries, leading to our third quarter revenue over performance and the buildup of inventory at quarter end. Our days sales outstanding (DSO) at quarter end was 39 days, which was the same as the prior quarter and 10 days lower than the prior year, reflecting shipment linearity during the quarter despite ongoing supply chain disruptions. Our target financial model for DSO remains between 35 and 45 days. Inventory turns were 3.1 at quarter end, down slightly from the prior quarter’s 3.5 turns and down from 3.8 turns in the year ago quarter. This aligns with our target financial model for inventory turns to be between 3 and 4 to better support the needs of our customers. The year-over-year and sequential decreases in inventory turns in the quarter were the result of a higher level of inventory. Days payable outstanding (DPO) at quarter end was 39 days, up 17 days from the prior quarter and up 2 days from the year ago quarter. Our target financial model for DPO is to be between 25 and 35 days. Our cash conversion cycle was 117 days compared with 122 days in the prior quarter mostly due to higher DPO partially offset by inventory turns. Compared with the year ago quarter, our cash conversion cycle increased 9 days as the increase in inventory turns more than offset the lower DSO. Our target financial model remains for our cash conversion cycle to be between 100 and 130 days. We continue to believe our existing cash and investments and expected positive non-GAAP free cash flow will provide us with sufficient liquidity for our business.

Fourth Quarter 2022 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$237m – $243m	$237m – $243m
Gross margin	49.5% – 51.5%[1]	49.1% – 50.9%
Operating expenses	$96.0m – $99.0m1	$107.0m – $110.0m
Net income per diluted common share[2]	$0.22 – $0.28[1]	$0.06 – $0.12

[1]	Non-GAAP excludes items such as stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliation on page 15.
[2]	Based on 69.6 million weighted-average diluted common shares outstanding.

Our guidance for the fourth quarter of 2022 ending December 31, 2022, reflects our expectations as of the date of this letter. These expectations reflect our current inventory level and assessment of supply chain and logistical challenges.

Our revenue guidance for the fourth quarter of 2022 at the mid-point is for a sequential increase of 2% and a year-over-year increase of approximately 36%. At the mid-point of our guidance, annual revenue would represent a 27% year-over-year increase.

Our non-GAAP gross margin guidance for the fourth quarter of 2022 at the mid-point represents a decrease of approximately 80 basis points relative to the year ago quarter. This reflects expectations of product mix and higher component and logistics costs partially offset by a positive benefit from the continued increase of our All Platform offerings as a percent of total revenue. Non-GAAP gross margin continues to be burdened by increasing costs for components and logistics that will continue to flow through inventory for the foreseeable future. We continue to expect the increase in our All Platform offerings as a percent of total revenue to positively benefit non-GAAP gross margin by 100 to 200 basis points per year starting next year.

Summary

Every day the magnitude of the opportunity becomes clearer while at the same time growing ever larger. Our relentless focus on seizing this opportunity begins with helping our customers succeed by enabling them to simplify, excite and grow.

Our All Platform software, cloud, associated systems and services offerings have enabled us to build our ecosystem to speed our customers’ success. On September 30th, we took the next step in our evolution by promoting Michael to President and Chief Executive Officer. Michael’s deep experience in customer success as an operating strategy, software, cloud, platform and ecosystem businesses, allied with his six-year tenure at Calix, has prepared him well to lead us forward. Carl will remain Chairman of the Board and continue to guide and oversee this next phase of our evolution.

We remain in the early stages of an enormous secular opportunity, and our focus on executing the fundamentals of our strategy to capture this opportunity will bring value to our customers, their subscribers, our employees and our stockholders. We sincerely thank our employees, customers, partners, vendors and stockholders for their continued support as we pursue our future.

Sincerely,

Carl Russo Chairman	Michael Weening President and CEO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call tomorrow, October 25, 2022, at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to answer questions regarding our third quarter 2022 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.
Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.) ID# 13732923

The conference call and webcast will include forward-looking information.

Investor Inquiries
Jim Fanucchi
VP, Investor Relations
investorrelations@calix.com
(408) 404-5400

About Calix
Calix cloud and software platforms enable service providers of all types and sizes to innovate and transform. Our customers utilize the real-time data and insights from Calix platforms to simplify their businesses and deliver experiences that excite their subscribers. The resulting growth in subscriber acquisition, loyalty and revenue creates more value for their businesses and communities. This is the Calix mission; to enable broadband service providers of all sizes to simplify, excite and grow.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, component and logistics costs, potential customer or market opportunities, growth and future opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, expected customer and product mix or anticipated adoption or deployment of our platforms, systems or services offerings, industry, market and customer trends, opportunities with existing and prospective customers, free cash flow and liquidity, and future financial performance (including the outlook for the fourth quarter of 2022 and future periods and performance against our target financial model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, changes and disruptions in the market and industry, availability of capital in the market, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our platforms, systems and solutions, our ability to grow our customer base, fluctuations in costs associated with our systems and services including higher costs, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, protracted product shortages and unavailability of systems to meet customer orders (which may be substantial), cost overruns, disruptions in global trade and relations, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude non-cash charges for stock-based compensation, intangible asset amortization, U.S. tariff refunds, restructuring benefit and impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Revenue:
Systems	$225,845	$163,076	$591,466	$475,931
Services	10,489	9,155	31,858	27,044
Total revenue	236,334	172,231	623,324	502,975
Cost of revenue:
Systems	110,573	76,339	290,934	218,675
Services	7,189	6,399	21,846	18,946
Total cost of revenue	117,762	82,738	312,780	237,621
Gross profit	118,572	89,493	310,544	265,354
Operating expenses:
Sales and marketing	46,134	31,144	123,363	88,905
Research and development	33,196	25,727	93,443	75,807
General and administrative	19,237	14,631	54,179	41,320
Total operating expenses	98,567	71,502	270,985	206,032
Operating income	20,005	17,991	39,559	59,322
Interest and other income (expense), net:
Interest income (expense), net	595	(86)	870	(330)
Other income (expense), net	(134)	(463)	(474)	(120)
Total interest and other income (expense), net	461	(549)	396	(450)
Income before income taxes	20,466	17,442	39,955	58,872
Income taxes	7,023	(159,982)	10,872	(159,625)
Net income	$13,443	$177,424	$29,083	$218,497
Net income per common share:
Basic	$0.21	$2.79	$0.45	$3.47
Diluted	$0.19	$2.61	$0.42	$3.24
Weighted average number of shares used to compute net income per common share:
Basic	65,355	63,588	64,892	63,057
Diluted	69,174	67,907	68,587	67,537

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	October 1,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$75,172	$51,333
Marketable securities	159,534	153,002
Accounts receivable, net	100,527	85,219
Inventory	141,116	88,880
Prepaid expenses and other current assets	58,827	30,811
Total current assets	535,176	409,245
Property and equipment, net	24,348	21,783
Right-of-use operating leases	10,002	12,182
Deferred tax assets	163,737	168,962
Goodwill	116,175	116,175
Other assets	17,441	13,685
	$866,879	$742,032
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,246	$29,061
Accrued liabilities	80,573	71,597
Deferred revenue	33,687	27,478
Total current liabilities	180,506	128,136
Long-term portion of deferred revenue	24,919	22,016
Operating leases	9,443	12,376
Other long-term liabilities	4,264	11,076
Total liabilities	219,132	173,604
Stockholders’ equity:
Common stock	1,636	1,607
Additional paid-in capital	1,050,826	997,855
Accumulated other comprehensive loss	(3,084)	(320)
Accumulated deficit	(401,631)	(430,714)
Total stockholders’ equity	647,747	568,428
	$866,879	$742,032

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	October 1,	October 2,
	2022	2021
Operating activities:
Net income	$29,083	$218,497
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	31,502	18,055
Depreciation and amortization	10,837	11,351
Deferred income taxes	5,225	(161,995)
Net accretion of available-for-sale securities	(533)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(15,308)	(22,510)
Inventory	(52,236)	(22,897)
Prepaid expenses and other assets	(32,854)	(9,776)
Accounts payable	36,170	18,311
Accrued liabilities	9,825	(7,008)
Deferred revenue	9,112	6,691
Other long-term liabilities	(9,745)	(4,544)
Net cash provided by operating activities	21,078	44,175
Investing activities:
Purchases of property and equipment	(9,260)	(7,271)
Purchases of marketable securities	(142,280)	(200,509)
Maturities of marketable securities	134,325	125,000
Net cash used in investing activities	(17,215)	(82,780)
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	21,498	18,764
Payments related to financing arrangements	(995)	(723)
Net cash provided by financing activities	20,503	18,041
Effect of exchange rate changes on cash and cash equivalents	(527)	(28)
Net increase (decrease) in cash and cash equivalents	23,839	(20,592)
Cash and cash equivalents at beginning of period	51,333	80,807
Cash and cash equivalents at end of period	$75,172	$60,215

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Systems Gross Margin and Gross Margin
(Unaudited)
	Three Months Ended
	October 1, 2022		July 2, 2022		April 2, 2022		December 31, 2021		October 2, 2021
	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin
GAAP amount	51.0%	50.1%	50.6%	49.6%	50.7%	49.6%	52.9%	51.7%	53.2%	52.0%
Adjustments to GAAP amount:
Stock-based compensation	0.2	0.3	0.2	0.3	0.2	0.3	0.1	0.2	0.1	0.1
Intangible asset amortization	0.3	0.3	0.3	0.3	0.4	0.4	0.4	0.4	0.4	0.4
U.S. tariff refunds	—	—	(0.1)	(0.1)	(0.2)	(0.2)	(1.0)	(1.0)	(0.4)	(0.3)
Non-GAAP amount	51.5%	50.7%	51.0%	50.1%	51.1%	50.1%	52.4%	51.3%	53.3%	52.2%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended
	October 1,	July 2,	April 2,	December 31,	October 2,
	2022	2022	2022	2021	2021
GAAP operating expenses	$98,567	$90,479	$81,939	$76,617	$71,502
Adjustments to GAAP amount:
Stock-based compensation	(10,329)	(9,357)	(9,852)	(5,759)	(6,273)
Restructuring benefit	—	—	—	786	—
Non-GAAP operating expenses	$88,238	$81,122	$72,087	$71,644	$65,229

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)

	Three Months Ended
	October 1,	July 2,	April 2,	December 31,	October 2,
	2022	2022	2022	2021	2021
Net cash provided by operating activities	$6,714	$6,999	$7,365	$12,619	$10,817
Purchases of property and equipment	(3,394)	(2,635)	(3,231)	(3,192)	(3,343)
Non-GAAP free cash flow	$3,320	$4,364	$4,134	$9,427	$7,474

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	October 1,	July 2,	April 2,	December 31,	October 2,
	2022	2022	2022	2021	2021
GAAP net income	$13,443	$7,521	$8,119	$19,881	$177,424
Adjustments to GAAP amount:
Stock-based compensation	11,027	10,008	10,467	6,175	6,661
Intangible asset amortization	658	658	658	658	658
U.S. tariff refunds	—	(274)	(367)	(1,749)	(621)
Restructuring benefit	—	—	—	(786)	—
Impact from changes in income taxes	—	—	—	(6,361)	(160,232)
Income tax effect of non-GAAP adjustments	(1,362)	(3,128)	(3,834)	—	—
Non-GAAP net income	$23,766	$14,785	$15,043	$17,818	$23,890

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income Per Diluted Common Share [1]
(Unaudited)
Three Months Ended October 1, 2022

GAAP net income per diluted common share	$0.19
Adjustments to GAAP amount:
Stock-based compensation	0.16
Intangible asset amortization	0.01
Income tax effect of non-GAAP adjustments	(0.02)
Non-GAAP net income per diluted common share	$0.34
    1 Based on 69.2 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending December 31, 2022
	GAAP	Stock-Based Compensation	Intangible Asset Amortization	Non-GAAP
Gross margin	48.9% - 50.9%	0.3%	0.3%	49.5% - 51.5%
Operating expenses	$107,000 - $110,000	$(11,000)	$ —	$96,000 - $99,000
Net income per diluted common share[1]	$0.06 - $0.12	$0.15 [2]	$0.01 [2]	$0.22 - $0.28
    1 Based on 69.6 million weighted-average diluted common shares outstanding.
2 Net of income taxes.